Exhibit 99.1

Starbucks Delivers Record Q1 Revenue and EPS
Strong Holiday Performance Drives 5% Global Comp Growth, Global Traffic Increases 2%
Revenues rise 13% to a record $4.8 billion; EPS of $1.30 includes a gain on the acquisition of Starbucks Japan
Record non-GAAP EPS jumps 16% to $0.80 excluding non-routine items
Dollars loaded on Starbucks Cards surge 17% year-over-year to a record $1.6 billion
Company reaffirms FY15 growth targets

SEATTLE; January 22, 2015 – Starbucks Corporation (NASDAQ: SBUX) today reported financial results for its 13-week fiscal first quarter ended December 28, 2014. Q1 FY14 GAAP results include the impact of a litigation credit related to the Kraft arbitration; Q1 FY15 GAAP results include Starbucks Japan acquisition-related items. Non-GAAP results exclude these items. Please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release.

Q1 Fiscal 2015 Highlights:

•	Consolidated net revenues increased 13% to $4.8 billion

•	Global comparable store sales increased 5%, with a 2% increase in traffic

◦	Americas comp sales increased 5%, with a 2% increase in traffic

◦	EMEA comp sales increased 4%, driven by a 3% increase in traffic

◦	CAP comp sales increased 8%, driven entirely by increased traffic

•	Consolidated operating income reached a record $915.5 million

◦	Non-GAAP operating income of $934.8 million grew 18% over Q1 FY14 non-GAAP operating income

•	Consolidated operating margin of 19.1%

◦	Non-GAAP operating margin of 19.5% increased 80 basis points over Q1 FY14 non-GAAP operating margin

•	GAAP earnings per share of $1.30

◦	Non-GAAP EPS of $0.80 per share grew 16% over Q1 FY14 non-GAAP EPS

•	Comparable store customer transactions increased by nearly 9 million in the U.S., nearly 12 million globally, year-over-year

•	The company opened 512 net new stores in Q1, including its first Starbucks Reserve® Roastery and Tasting Room

•	Dollars loaded on Starbucks Cards surged to a record $1.6 billion in the quarter, up 17% over prior year Q1

•	1 in 7 Americans received a Starbucks Gift Card in Q1, up from 1 in 8 in Q1 of fiscal 2014

•	The company added 896,000 new My Starbucks Rewards members in December and now has over 9 million members

“Starbucks record Q1 fiscal 2015 financial and operating performance was exceptional by every metric and standard,” said Howard Schultz, chairman, president and ceo. “Our reimagined in-store holiday experience that included a vastly expanded assortment of Starbucks Cards, new holiday food, beverage and merchandise offerings and the opportunity to win ‘Starbucks for Life’ resonated powerfully with our customers and drove both increased traffic and tremendous excitement in our stores and around the Starbucks brand,” Schultz added.

“Starbucks results in the first quarter of fiscal 2015 were very strong, with notable growth across the globe,” said Scott Maw, Starbucks cfo. “All segments contributed to our record results in the quarter, with improved traffic growth in the US, record profitability in EMEA and 8% comps in CAP. Our continued ability to drive growth through innovation, operational excellence and our unique customer connection, along with our sharp focus on financial discipline, give us confidence in reaffirming our growth targets for fiscal 2015.”

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First Quarter Fiscal 2015 Summary

	Quarter Ended Dec 28, 2014
Comparable Store Sales(1)	Sales Growth	Change in Transactions	Change in Ticket
Consolidated	5%	2%	3%
Americas	5%	2%	3%
EMEA	4%	3%	1%
CAP	8%	8%	0%
(1) Includes only Starbucks company-operated stores open 13 months or longer.

Operating Results	Quarter Ended
($ in millions, except per share amounts)	Dec 28, 2014	Dec 29, 2013	Change
Net New Stores	512	417	95
Revenues	$4,803.2	$4,239.6	13%
Operating Income	$915.5	$813.5	13%
Operating Margin	19.1%	19.2%	(10) bps
EPS	$1.30	$0.71	83%

Consolidated net revenues were $4.8 billion in Q1 FY15, an increase of 13% over Q1 FY14. The increase was primarily driven by incremental revenues from the acquisition of Starbucks Japan, a 5% increase in global comparable store sales and the opening of 1,641 net new stores over the past 12 months, and partially offset by unfavorable foreign currency exchange.

Consolidated operating income of $915.5 million in Q1 FY15 increased 13% from $813.5 million in Q1 FY14. Consolidated operating margin of 19.1% declined 10 basis points versus Q1 FY14. The decline is due to the impact of our ownership change in Starbucks Japan, which drove 80 basis points of margin decline. The remaining margin expansion of 70 basis points was primarily due to sales leverage, partially offset by the absence in the current quarter of a prior year litigation credit related to the FY13 conclusion of the Kraft arbitration.

Q1 Americas Segment Results

	Quarter Ended
($ in millions)	Dec 28, 2014	Dec 29, 2013	Change
Net New Stores	210	142	68
Revenues	$3,366.9	$3,073.0	10%
Operating Income	$817.5	$732.1	12%
Operating Margin	24.3%	23.8%	50 bps

Net revenues for the Americas segment were $3.4 billion in Q1 FY15, an increase of 10% over Q1 FY14. The increase was driven by 5% growth in comparable store sales and incremental revenues from 766 net new store openings over the past 12 months.

Operating income of $817.5 million in Q1 FY15 increased 12% from $732.1 million in the prior year quarter. Operating margin of 24.3% expanded 50 basis points driven by sales leverage.

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Q1 EMEA Segment Results

	Quarter Ended
($ in millions)	Dec 28, 2014	Dec 29, 2013	Change
Net New Stores	58	64	(6)
Revenues	$333.3	$339.5	(2)%
Operating Income	$50.0	$33.5	49%
Operating Margin	15.0%	9.9%	510 bps

Net revenues for the EMEA segment were $333.3 million in Q1 FY15, a decrease of 2% versus Q1 FY14. The decrease was primarily due to unfavorable foreign currency exchange. Partially offsetting the decrease were incremental revenues from a 4% increase in comparable store sales and the opening of 184 net new licensed stores over the past 12 months.

Operating income increased 49% to $50.0 million in Q1 FY15, up from $33.5 million in Q1 FY14. Operating margin expanded 510 basis points to 15.0%, primarily due to sales leverage and continued cost management, driven by the shift in the portfolio towards more licensed stores and other operational improvements.

Q1 China/Asia Pacific Segment Results

	Quarter Ended
($ in millions)	Dec 28, 2014	Dec 29, 2013	Change
Net New Stores	234	209	25
Revenues	$495.8	$266.9	86%
Operating Income	$108.3	$81.1	34%
Operating Margin	21.8%	30.4%	(860) bps

Net revenues for the China/Asia Pacific segment grew 86% to $495.8 million in Q1 FY15. The increase was primarily driven by incremental revenues from the acquisition of Starbucks Japan. Also contributing were incremental revenues from 767 net new store openings over the past 12 months and an 8% increase in comparable store sales.

Operating income grew to $108.3 million in Q1 FY15, an increase of 34% compared to Q1 FY14. Operating margin declined 860 basis points to 21.8% due to the impact of our ownership change in Starbucks Japan, which drove a 1,060 basis point decline. The remaining 200 basis point margin expansion was primarily driven by sales leverage.

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Q1 Channel Development Segment Results

	Quarter Ended
($ in millions)	Dec 28, 2014	Dec 29, 2013	Change
Revenues	$442.6	$401.0	10%
Operating Income	$157.5	$118.8	33%
Operating Margin	35.6%	29.6%	600 bps

Net revenues for the Channel Development segment grew 10% to $442.6 million in Q1 FY15, primarily driven by increased sales of premium single serve products and packaged coffee.

Operating income of $157.5 million in Q1 FY15 grew 33% compared to Q1 FY14. Operating margin increased 600 basis points to 35.6% in Q1 FY15, primarily due to lower coffee costs and efficiencies in cost of goods sold.
Q1 All Other Segments Results

	Quarter Ended
($ in millions)	Dec 28, 2014	Dec 29, 2013	Change
Net New Stores	10	2	8
Revenues	$164.6	$159.2	3%
Operating Income	$10.2	$13.6	(25)%

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Fiscal 2015 Targets
The company provides the following fiscal 2015 targets. Projected FY15 non-GAAP adjustments relate to the acquisition of Starbucks Japan; please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release.
The Company Reaffirms the Following Full Year Targets:

•	Revenue growth of 16% - 18%

•	Global comparable store sales growth of mid-single digits

•	GAAP operating margin is expected to be mildly dilutive versus FY14 due to the impact of our ownership change in Starbucks Japan:

◦	Americas margin: modest improvement over FY14

◦	EMEA margin: in the 10% - 12% range

◦	China/Asia Pacific margin: in the high teens

◦	Channel Development margin: modest improvement over FY14

•	Non-GAAP operating margin is expected to be flat to slightly up over prior year non-GAAP operating margin

•	Consolidated tax rate of approximately 31%

•	New store openings of 1,650 net new:

◦	Americas: approximately 650, half licensed

◦	EMEA: approximately 150, primarily licensed

◦	China/Asia Pacific: approximately 850, two-thirds licensed

•	Capital expenditures of approximately $1.4 billion driven primarily by store investments, which include new stores, Mobile Order and Pay and the evenings program

The Company Updates the Following Targets:

•	Full year FY15 GAAP EPS is now expected to be in the range of $3.53 to $3.58

◦	Q2 GAAP EPS is expected to be in the range of $0.63 to $0.64

•	Full Year FY15 non-GAAP EPS is now expected to be in the range of $3.09 to $3.13

◦	Q2 non-GAAP EPS is expected to be in the range of $0.64 to $0.65

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Company Updates

▪
The company completed the first step of its tender offer to acquire Starbucks Japan in the quarter, bringing its total ownership of the market to a controlling 79% interest in Q1. The company completed its second step in the tender offer in Q2 bringing total ownership to 94% currently. The transaction is expected to be fully complete in the first half of calendar 2015, resulting in 100% ownership.

•
Starbucks hosted its biennial Investor Day in Seattle, Washington on Dec 4th, its first time in Seattle in 8 years. The company's business leaders provided an overview of Starbucks 5-year strategic growth plan.

•
The company launched Mobile Order and Pay in Portland, Oregon in December and announced the rest of the Pacific Northwest as its next market launch on its way towards a national rollout in 2015. Mobile Order and Pay allows customers to place orders in advance of their visit and pick them up at a participating Starbucks® store.

•
The first ever Starbucks Reserve® Roastery and Tasting Room opened in Seattle in early December. The company simultaneously announced plans to open 100 global Starbucks Reserve®-only stores which will create a specialized store experience devoted to highlighting its rare, limited availability coffees.

•	The company shipped nearly 100 million Starbucks® Coffee K-Cup® packs in the month of December, the most ever in a single month.

•	In January, Starbucks chief operating officer Troy Alstead announced that he would be taking a "Coffee Break" or sabbatical, beginning in March, after a very successful 23-year career at Starbucks.

•	The company repurchased nearly 3 million shares of common stock in Q1 FY15; 13 million shares remain available for purchase under the current authorization.

•	The Board of Directors declared a cash dividend of $0.32 per share, payable on February 20, 2015 to shareholders of record as of February 5, 2015.

Conference Call

Starbucks will be holding a conference call today at 2:00 p.m. Pacific Time, which will be hosted by Howard Schultz, chairman, president and ceo; and Scott Maw, cfo. The call will be webcast and can be accessed at http://investor.starbucks.com. A replay of the webcast will be available through approximately 9:00 p.m. Pacific Time on Thursday, February 19, 2015.

The company’s consolidated statements of earnings, operating segment results, and other additional information have been provided on the following pages in accordance with current year classifications. This information should be reviewed in conjunction with this press release. Please refer to the company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2014 for additional information.

About Starbucks

Since 1971, Starbucks Coffee Company has been committed to ethically sourcing and roasting high-quality arabica coffee. Today, with stores around the globe, the company is the premier roaster and retailer of specialty coffee in the world. Through our unwavering commitment to excellence and our guiding principles, we bring the unique Starbucks Experience to life for every customer through every cup. To share in the experience, please visit us in our stores or online at www.starbucks.com.

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Forward-Looking Statements

This release contains forward-looking statements relating to certain company initiatives, strategies and plans, as well as trends in or expectations regarding our diversified business model, the strength, health and potential of our business, operations and brand, our innovation, our ability to meet our targets, our ability to leverage our assets, growth and growth opportunities and related investments, earnings per share, revenues, operating margins, profits, capital expenditures, tax rate, financial discipline, anticipated gains and costs related to the acquisition of Starbucks Japan, comparable store sales and net new stores. These forward-looking statements are based on currently available operating, financial and competitive information and are subject to a number of significant risks and uncertainties.  Actual future results may differ materially depending on a variety of factors including, but not limited to, fluctuations in U.S. and international economies and currencies, our ability to preserve, grow and leverage our brands, potential negative effects of material breaches of our information technology systems if any were to occur, costs associated with, and the successful execution of, the company’s initiatives and plans, including the acquisition of Starbucks Japan, the acceptance of the company’s products by our customers, the impact of competition, coffee, dairy and other raw material prices and availability, the effect of legal proceedings, and other risks detailed in the company filings with the Securities and Exchange Commission, including the “Risk Factors” section of Starbucks Annual Report on Form 10-K for the fiscal year ended September 28, 2014.  The company assumes no obligation to update any of these forward-looking statements.

Contacts:

Starbucks Contact, Investor Relations:	Starbucks Contact, Media:
JoAnn DeGrande	Alisha Damodaran
206-318-7118	206-318-7100
investorrelations@starbucks.com	press@starbucks.com

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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Quarter Ended			Quarter Ended
	Dec 28, 2014	Dec 29, 2013	% Change	Dec 28, 2014	Dec 29, 2013

				As a % of total net revenues
Net revenues:
Company-operated stores	$3,772.8	$3,343.8	12.8%	78.5%	78.9%
Licensed stores	483.9	401.8	20.4	10.1	9.5
CPG, foodservice and other	546.5	494.0	10.6	11.4	11.7
Total net revenues	4,803.2	4,239.6	13.3	100.0	100.0
Cost of sales including occupancy costs	1,991.2	1,795.1	10.9	41.5	42.3
Store operating expenses	1,315.5	1,175.1	11.9	27.4	27.7
Other operating expenses	129.4	114.9	12.6	2.7	2.7
Depreciation and amortization expenses	206.0	169.7	21.4	4.3	4.0
General and administrative expenses	298.4	242.6	23.0	6.2	5.7
Litigation credit	—	(20.2)	(100.0)	—	(0.5)
Total operating expenses	3,940.5	3,477.2	13.3	82.0	82.0
Income from equity investees	52.8	51.1	3.3	1.1	1.2
Operating income	915.5	813.5	12.5	19.1	19.2
Gain resulting from acquisition of joint venture	390.6	—	nm	8.1	—
Interest income and other, net	9.7	19.8	(51.0)	0.2	0.5
Interest expense	(16.3)	(14.5)	12.4	(0.3)	(0.3)
Earnings before income taxes	1,299.5	818.8	58.7	27.1	19.3
Income taxes	315.0	278.1	13.3	6.6	6.6
Net earnings including noncontrolling interests	984.5	540.7	82.1	20.5	12.8
Net earnings/(loss) attributable to noncontrolling interests	1.4	—	nm	—	—
Net earnings attributable to Starbucks	$983.1	$540.7	81.8	20.5%	12.8%

Net earnings per common share - diluted	$1.30	$0.71	83.1%
Weighted avg. shares outstanding - diluted	758.4	766.2

Cash dividends declared per share	$0.32	$0.26

Supplemental Ratios:
Store operating expenses as a percentage of company-operated store revenues				34.9%	35.1%
Effective tax rate including noncontrolling interests				24.2%	34.0%

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Segment Results (in millions)

Americas

	Dec 28, 2014	Dec 29, 2013	% Change	Dec 28, 2014	Dec 29, 2013

Quarter Ended				As a % of Americas total net revenues
Net revenues:
Company-operated stores	$3,010.6	$2,787.0	8.0%	89.4%	90.7%
Licensed stores	346.2	274.3	26.2	10.3	8.9
Foodservice and other	10.1	11.7	(13.7)	0.3	0.4
Total net revenues	3,366.9	3,073.0	9.6	100.0	100.0
Cost of sales including occupancy costs	1,261.0	1,164.2	8.3	37.5	37.9
Store operating expenses	1,084.4	999.6	8.5	32.2	32.5
Other operating expenses	30.2	25.3	19.4	0.9	0.8
Depreciation and amortization expenses	127.1	112.3	13.2	3.8	3.7
General and administrative expenses	46.7	39.5	18.2	1.4	1.3
Total operating expenses	2,549.4	2,340.9	8.9	75.7	76.2
Operating income	$817.5	$732.1	11.7%	24.3%	23.8%
Supplemental Ratios:
Store operating expenses as a percentage of company-operated store revenues				36.0%	35.9%

EMEA

	Dec 28, 2014	Dec 29, 2013	% Change	Dec 28, 2014	Dec 29, 2013

Quarter Ended				As a % of EMEA total net revenues
Net revenues:
Company-operated stores	$257.6	$269.0	(4.2)%	77.3%	79.2%
Licensed stores	63.3	60.6	4.5	19.0	17.8
Foodservice	12.4	9.9	25.3	3.7	2.9
Total net revenues	333.3	339.5	(1.8)	100.0	100.0
Cost of sales including occupancy costs	156.2	168.2	(7.1)	46.9	49.5
Store operating expenses	85.8	96.4	(11.0)	25.7	28.4
Other operating expenses	13.7	11.6	18.1	4.1	3.4
Depreciation and amortization expenses	13.8	14.6	(5.5)	4.1	4.3
General and administrative expenses	14.0	16.0	(12.5)	4.2	4.7
Total operating expenses	283.5	306.8	(7.6)	85.1	90.4
Income from equity investees	0.2	0.8	(75.0)	0.1	0.2
Operating income	$50.0	$33.5	49.3%	15.0%	9.9%
Supplemental Ratios:
Store operating expenses as a percentage of company-operated store revenues				33.3%	35.8%

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China/Asia Pacific (CAP)

	Dec 28, 2014	Dec 29, 2013	% Change	Dec 28, 2014	Dec 29, 2013

Quarter Ended				As a % of CAP total net revenues
Net revenues:
Company-operated stores	$421.8	$201.6	109.2%	85.1%	75.5%
Licensed stores	73.2	65.3	12.1	14.8	24.5
Foodservice and other	0.8	—	nm	0.2	—
Total net revenues	495.8	266.9	85.8	100.0	100.0
Cost of sales including occupancy costs	233.6	132.7	76.0	47.1	49.7
Store operating expenses	117.7	51.3	129.4	23.7	19.2
Other operating expenses	15.1	10.6	42.5	3.0	4.0
Depreciation and amortization expenses	28.1	10.3	172.8	5.7	3.9
General and administrative expenses	25.7	14.0	83.6	5.2	5.2
Total operating expenses	420.2	218.9	92.0	84.8	82.0
Income from equity investees	32.7	33.1	(1.2)	6.6	12.4
Operating income	$108.3	$81.1	33.5%	21.8%	30.4%
Supplemental Ratios:
Store operating expenses as a percentage of company-operated store revenues				27.9%	25.4%

Channel Development

	Dec 28, 2014	Dec 29, 2013	% Change	Dec 28, 2014	Dec 29, 2013

Quarter Ended				As a % of Channel Development total net revenues
Net revenues:
CPG	$343.8	$306.4	12.2%	77.7%	76.4%
Foodservice	98.8	94.6	4.4	22.3	23.6
Total net revenues	442.6	401.0	10.4	100.0	100.0
Cost of sales	249.3	245.6	1.5	56.3	61.2
Other operating expenses	51.0	48.0	6.3	11.5	12.0
Depreciation and amortization expenses	0.6	0.4	50.0	0.1	0.1
General and administrative expenses	4.1	5.4	(24.1)	0.9	1.3
Total operating expenses	305.0	299.4	1.9	68.9	74.7
Income from equity investees	19.9	17.2	15.7	4.5	4.3
Operating income	$157.5	$118.8	32.6%	35.6%	29.6%

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All Other Segments

	Dec 28, 2014	Dec 29, 2013	% Change

Quarter Ended
Net revenues:
Company-operated stores	$82.8	$86.2	(3.9)%
Licensed stores	1.2	1.6	(25.0)
CPG, foodservice and other	80.6	71.4	12.9
Total net revenues	164.6	159.2	3.4
Cost of sales including occupancy costs	93.3	82.8	12.7
Store operating expenses	27.6	27.8	(0.7)
Other operating expenses	19.5	19.6	(0.5)
Depreciation and amortization expenses	4.0	3.7	8.1
General and administrative expenses	10.0	11.7	(14.5)
Total operating expenses	154.4	145.6	6.0
Operating income	$10.2	$13.6	(25.0)%

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Supplemental Information

The following supplemental information is provided for historical and comparative purposes.
U.S. Supplemental Data

	Quarter Ended
($ in millions)	Dec 28, 2014	Dec 29, 2013	Change
Revenues	$3,022.0	$2,722.8	11%
Comparable Store Sales Growth(1)	5%	5%
Change in Transactions	2%	4%
Change in Ticket	4%	1%
(1) Includes only Starbucks company-operated stores open 13 months or longer

Store Data:

	Net stores opened (closed) during the period
	Quarter Ended		Stores open as of
	Dec 28, 2014	Dec 29, 2013	Dec 28, 2014	Dec 29, 2013
Americas
Company-operated stores	67	27	8,462	8,105
Licensed stores	143	115	5,939	5,530
	210	142	14,401	13,635
EMEA(1)
Company-operated stores	(7)	3	810	829
Licensed stores	65	61	1,388	1,204
	58	64	2,198	2,033
CAP (2,3)
Company-operated stores	1,071	61	2,203	943
Licensed stores	(837)	148	2,655	3,148
	234	209	4,858	4,091
All Other Segments
Company-operated stores	9	7	378	364
Licensed stores	1	(5)	43	61
	10	2	421	425

Total Company	512	417	21,878	20,184
(1) EMEA store data has been adjusted for the transfer of certain company-operated stores to licensed stores in the second and fourth quarters of fiscal 2014.
(2) CAP store data includes the transfer of 1,009 Japan stores from licensed stores to company-operated as a result of the acquisition of Starbucks Japan in the first quarter of fiscal 2015.
(3) CAP store data has been adjusted for the transfer of certain company-operated stores to licensed stores in the fourth quarter of fiscal 2014.

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Non-GAAP Disclosure

In addition to the GAAP results provided in this release, the company provides consolidated non-GAAP operating income, non-GAAP operating margin and non-GAAP earnings per share (“non-GAAP EPS”) for Q1 fiscal 2014 and fiscal 2015, consolidated non-GAAP EPS for full year fiscal 2014, China/Asia Pacific (“CAP”) segment non-GAAP operating income and non-GAAP operating margin for Q1 fiscal 2015, and projected consolidated non-GAAP EPS for Q2 and full year fiscal 2015. These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The GAAP measures most directly comparable to non-GAAP operating income, non-GAAP operating margin, and non-GAAP EPS are operating income, operating margin, and diluted net earnings per share, respectively. The company’s management believes that providing these non-GAAP financial measures better enables investors to understand and evaluate the company’s historical and prospective operating performance.

The consolidated Q1 and full year fiscal 2014 non-GAAP financial measures provided in this release exclude the benefit recognized from a Kraft related litigation credit in Q1 fiscal 2014. Full year fiscal 2014 non-GAAP EPS also excludes the net benefit from transactions in Q4 fiscal 2014. The net benefit from transactions in Q4 fiscal 2014 includes a gain on the sale of our Malaysia equity method investment, partially offset by a loss on the sale of our Australia retail operations and transaction costs incurred related to the acquisition of Starbucks Japan. Management excludes these items because they believe the impacts do not reflect expected future gains or expenses and do not contribute to a meaningful evaluation of the company’s future operating performance or comparisons to the company’s past operating performance.

The consolidated Q1 fiscal 2015 non-GAAP financial measures exclude certain Starbucks Japan acquisition-related items, specifically amortization expense from acquired intangible assets and transaction and integration costs. Consolidated Q1 fiscal 2015 non-GAAP EPS also excludes a gain resulting from a fair value adjustment of Starbucks preexisting 39.5% ownership interest in Starbucks Japan. The Q1 fiscal 2015 CAP segment non-GAAP financial measures exclude the amortization expense of acquired intangibles assets related to the acquisition of Starbucks Japan. Management excludes the acquisition-related gain and transaction costs described above because they believe these items do not reflect expected future gains and expenses and do not contribute to a meaningful evaluation of the company’s future operating performance or comparisons to the company’s past operating performance. In addition, management believes it is useful to exclude the integration costs and the amortization of the acquired intangible assets when evaluating performance because they are not representative of our core business operations. Although these items will affect earnings per share beyond fiscal 2015, the majority of these costs will be recognized over a finite period of time. More specifically, the amounts of the acquired intangible assets are specific to the transaction and the related amortization is fixed at the time of acquisition and generally cannot subsequently be changed or influenced by management in a future period. Therefore, these items do not contribute to a meaningful evaluation of the company’s fiscal 2015 operating performance or comparisons of the company’s fiscal 2015 operating performance to the company’s past operating performance or, with respect to the CAP segment, to a meaningful evaluation of the CAP segment’s operating performance or comparisons to the CAP segment’s past operating performance.

The projected non-GAAP EPS for Q2 and full year fiscal 2015 exclude certain Starbucks Japan acquisition-related items comprised of projected amortization expense from acquired intangible assets and transaction and integration costs. The projected non-GAAP EPS for full year fiscal 2015 also excludes the fair value gain in Q1. Management is excluding these items from our projected non-GAAP measures for the same reasons described above.

These non-GAAP financial measures may have limitations as analytical tools, and these measures should not be considered in isolation or as a substitute for analysis of the company’s results as reported under GAAP. Other companies may calculate these non-GAAP financial measures differently than the company does, limiting the usefulness of those measures for comparative purposes.

STARBUCKS CORPORATION
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
(unaudited)

	Quarter Ended
	Dec 28, 2014	Dec 29, 2013	Change
Consolidated
Operating income, as reported (GAAP)	$915.5	$813.5	12.5%
Litigation credit	—	(20.2)
Starbucks Japan acquisition-related items - other(1)	19.3	—
Non-GAAP operating income	$934.8	$793.3	17.8%

Operating margin, as reported (GAAP)	19.1%	19.2%	(10) bps
Litigation credit	—	(0.5)
Starbucks Japan acquisition-related items - other(1)	0.4	—
Non-GAAP operating margin	19.5%	18.7%	80 bps

Diluted net earnings per share, as reported (GAAP)	$1.30	$0.71	83.1%
Litigation credit	—	(0.02)
Starbucks Japan acquisition-related items - gain(2)	(0.51)	—
Starbucks Japan acquisition-related items - other(1)	0.02	—
Non-GAAP net earnings per share	$0.80	$0.69	15.9%

China/Asia Pacific (CAP)
Operating income, as reported (GAAP)	$108.3	$81.1	33.5%
Starbucks Japan amortization expense of acquired intangibles	7.7	—
Non-GAAP operating income	$116.0	$81.1	43.0%

Operating margin, as reported (GAAP)	21.8%	30.4%	(860) bps
Starbucks Japan amortization expense of acquired intangibles	1.6	—
Non-GAAP operating margin	23.4%	30.4%	(700) bps
(1) Includes ongoing amortization expense of acquired intangible assets and transaction and integration costs.
(2) Gain represents the fair value adjustment of Starbucks preexisting 39.5% ownership interest in Starbucks Japan upon acquisition.

Consolidated

	Mar 29, 2015	Mar 30, 2014
Quarters Ended	(Projected)	(As Reported)	Change
Diluted net earnings per share (GAAP)	$0.63 - $0.64	$0.56	13% - 14%
Starbucks Japan acquisition-related items - other(1)	0.01 - 0.01	—
Non-GAAP net earnings per share	$0.64 - $0.65	$0.56	14% - 16%

	Sep 27, 2015	Sep 28, 2014
Years Ended	(Projected)	(As Reported)	Change
Diluted net earnings per share (GAAP)	$3.53 - $3.58	$2.71	30% - 32%
Litigation credit	—	(0.02)
Net benefit from transactions in Q4 2014(2)	—	(0.03)
Starbucks Japan acquisition-related items - gain(3)	(0.51) - (0.51)
Starbucks Japan acquisition-related items - other(1)	0.07 - 0.06	—
Non-GAAP net earnings per share	$3.09 - $3.13	$2.66	16% - 18%
(1) Includes ongoing amortization expense of acquired intangible assets and transaction and integration costs.
(2) The net benefit from transactions in Q4 2014 relates primarily to a $0.05 gain on the sale of our Malaysia equity method investment, partially offset by a loss on the sale of our Australia retail operations and transaction costs incurred in Q4 FY14 related to the acquisition of Starbucks Japan.
(3) Gain represents the fair value adjustment of Starbucks preexisting 39.5% ownership interest in Starbucks Japan upon acquisition.

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